                                                                  Exhibit (b)(1)

================================================================================


                          CREDIT AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                  19TH AVENUE/BUCHANAN LIMITED PARTNERSHIP, AN
                           ARIZONA LIMITED PARTNERSHIP

                                       AND

                            WELLS FARGO CREDIT, INC.
                             A MINNESOTA CORPORATION

--------------------------------------------------------------------------------

                                 APRIL 22, 2004


================================================================================

                                TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE I.             DEFINITIONS..............................................................................       1

         Section 1.1           Definitions......................................................................       1

         Section 1.2           Other Definitional Terms; Rules of Interpretation................................       8

ARTICLE II.            AMOUNT AND TERMS OF THE CREDIT FACILITY..................................................       9

         Section 2.1           Term Advances....................................................................       9

         Section 2.2           Interest; Default Interest; Participations; Usury................................      10

         Section 2.3           Fees.............................................................................      11

         Section 2.4           Time for Interest Payments; Payment on Non-Banking Days; Computation of
                               Interest and Fees................................................................      11

         Section 2.5           Application of Payments..........................................................      12

         Section 2.6           Voluntary Prepayment.............................................................      12

         Section 2.7           Mandatory Prepayment.............................................................      12

         Section 2.8           Advances to Pay Obligations......................................................      12

         Section 2.9           Use of Proceeds..................................................................      12

         Section 2.10          Liability Records................................................................      12

         Section 2.11          Increased Costs; Capital Adequacy; Funding Exceptions............................      13

ARTICLE III.           SECURITY INTEREST; OCCUPANCY; SETOFF.....................................................      14

         Section 3.1           Grant of Security Interest.......................................................      14

         Section 3.2           Financing Statement..............................................................      14

         Section 3.3           Set Off..........................................................................      14

         Section 3.4           Collateral.......................................................................      14

ARTICLE IV.            CONDITIONS OF LENDING....................................................................      15

         Section 4.1           Conditions Precedent to Term Advance A...........................................      15

         Section 4.2           Conditions Precedent to Term Advance (Tranche B).................................      18

         Section 4.3           Conditions Precedent to All Advances.............................................      19

         Section 4.4           Expiration of Commitment.........................................................      19

ARTICLE V.             REPRESENTATIONS AND WARRANTIES...........................................................      19

         Section 5.1           Existence and Power; Name; Chief Executive Office; Inventory and
                               Equipment Locations; Federal Employer Identification Number......................      19

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                     PAGE
         Section 5.2           Capitalization...................................................................      19

         Section 5.3           Authorization of Borrowing; No Conflict as to Law or Agreements..................      20

         Section 5.4           Legal Agreements.................................................................      20

         Section 5.5           Subsidiaries.....................................................................      20

         Section 5.6           Financial Condition; No Adverse Change...........................................      20

         Section 5.7           Litigation.......................................................................      20

         Section 5.8           Regulation U.....................................................................      21

         Section 5.9           Taxes............................................................................      21

         Section 5.10          Titles and Liens.................................................................      21

         Section 5.11          Plans............................................................................      21

         Section 5.12          Default..........................................................................      21

         Section 5.13          Submissions to Lender............................................................      21

         Section 5.14          Financing Statements.............................................................      22

         Section 5.15          Financial Solvency...............................................................      22

ARTICLE VI.            COVENANTS................................................................................      22

         Section 6.1           Reporting Requirements...........................................................      22

         Section 6.2           Permitted Liens; Financing Statements............................................      24

         Section 6.3           Indebtedness.....................................................................      24

         Section 6.4           Guaranties.......................................................................      25

         Section 6.5           Investments and Subsidiaries.....................................................      25

         Section 6.6           Dividends and Distributions......................................................      25

         Section 6.7           Salaries.........................................................................      25

         Section 6.8           Books and Records; Inspection and Examination....................................      26

         Section 6.9           Compliance with Laws.............................................................      26

         Section 6.10          Payment of Taxes and Other Claims................................................      26

         Section 6.11          Maintenance of Properties........................................................      27

         Section 6.12          Insurance........................................................................      27

         Section 6.13          Preservation of Existence........................................................      27

         Section 6.14          Restrictions on Nature of Business...............................................      27

                                TABLE OF CONTENTS
                                   (continued)

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
         Section 6.15          Accounting.......................................................................      27

         Section 6.16          Plans............................................................................      27

         Section 6.17          Constituent Documents............................................................      27

         Section 6.18          Performance by the Lender........................................................      27

         Section 6.19          Required Merger..................................................................      28

         Section 6.20          Transactions with Affiliates.....................................................      28

ARTICLE VII.           EVENTS OF DEFAULT, RIGHTS AND REMEDIES...................................................      28

         Section 7.1           Events of Default................................................................      28

         Section 7.2           Rights and Remedies..............................................................      31

         Section 7.3           Certain Notices..................................................................      32

ARTICLE VIII.          MISCELLANEOUS............................................................................      32

         Section 8.1           No Waiver; Cumulative Remedies; Compliance with Laws.............................      32

         Section 8.2           Amendments, Etc..................................................................      32

         Section 8.3           Addresses for Notices; Requests for Accounting...................................      33

         Section 8.4           Further Documents................................................................      33

         Section 8.5           Costs and Expenses...............................................................      33

         Section 8.6           Indemnity........................................................................      34

         Section 8.7           Participants.....................................................................      34

         Section 8.8           Execution in Counterparts; Telefacsimile Execution...............................      35

         Section 8.9           Retention of Borrower's Records..................................................      35

         Section 8.10          Binding Effect; Assignment; Complete Agreement; Exchanging Information...........      35

         Section 8.11          Severability of Provisions.......................................................      35

         Section 8.12          Headings.........................................................................      35

         Section 8.13          Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.........................      36

         Section 8.14          Waiver of Suretyship Defenses....................................................      36

                          CREDIT AND SECURITY AGREEMENT

                           Dated as of April 22, 2004


      19TH AVENUE/BUCHANAN LIMITED PARTNERSHIP, an Arizona limited partnership (the "Borrower"), and WELLS FARGO CREDIT, INC., a Minnesota corporation (the "Lender"), hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

      Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

            "Acquisition Subsidiary" means Schuff Acquisition Corporation, a corporation organized under the laws of the State of Arizona.

            "Advance" means a Term Advance.

            "Affiliate" or "Affiliates" means David A. Schuff, Nancy A. Schuff, Scott A. Schuff and Teryl A. Schuff, and any other Person controlled by, controlling or under common control with the Borrower, including any subsidiary of the Borrower. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" means this Credit and Security Agreement.

            "Banking Day" means a day on which the Federal Reserve Bank of New York is open for business.

            "Bank One Indebtedness" means the indebtedness of the Borrower to Bank One, Arizona, N.A. and/or Bank One, N.A., including, without limitation, prepayment and swap breakup fees.

            "Base Rate" means the rate of interest publicly announced from time to time by Wells Fargo Bank at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for loans making reference thereto.

            "Borrowing Base" means at any time the sum of:

            (i) 100% of Eligible Cash (the "Borrowing Base Cash Component"), plus

            (ii) a percentage of Eligible Marketable Securities (the "Borrowing Base Marketable Securities Component"), which percentage shall be equal to the lesser of 90% or Lender's guideline percentages then in effect for such Eligible Marketable Securities; and

            (iii) 65% of the fair market value, as determined by the Lender in its sole and absolute discretion, of the Eligible Real Property.

            "Borrowing Base Cash Component" has the meaning given to in the definition of "Borrowing Base".

                  "Borrowing Base Marketable Securities Component" has the meaning given to in the definition of "Borrowing Base".

            "Cash" means, when used in connection with any Person: (a) cash owned by that Person which is deposited in a demand deposit account denominated in United States dollars; and (b) a certificate of deposit due within two hundred seventy (270) days after the date of issuance but not later than the Maturity Date and issued by a bank, savings and loan or savings bank doing business in and incorporated under the laws of the United States of America or any State thereof and having combined capital, surplus and undivided profits in amount satisfactory to the Lender in its sole and absolute discretion.

            "Change of Control" means the occurrence of any of the following events:

                  (a) there shall be any change, directly or indirectly, in the ownership of the Borrower, except for changes resulting from transfers of ownership interests for estate planning purposes which in the aggregate after the date of this Agreement do not exceed 25% of the ownership interests of the Borrower.

                  (b) David A. Schuff and Scott A. Schuff shall cease to be
            general partners of the Borrower.

            "Collateral" means all the Borrower's accounts, cash, chattel paper, deposit accounts, documents, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights, letters of credit, and real property, together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods;
      (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; and (viii) proceeds of any and all of the foregoing.

            "Commitment" means the Lender's commitment to make Advances to the Borrower pursuant to Article II.

            "Constituent Documents" means with respect to any Person, as applicable, such Person's certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person's existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person's owners.

            "Control Agreements" the control agreements required to be given to the Lender pursuant to Section 4.1 and/or Section 4.2.

            "Credit Facility" means the credit facility being made available to the Borrower by the Lender under Article II.

            "Default" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

            "Default Period" means any period of time beginning on the day a Default or Event of Default occurs and ending on the date the Lender notifies the Borrower in writing that such Default or Event of Default has been cured or waived.

            "Default Rate" means an annual interest rate equal to three percent (3%) over the Floating Rate, which interest rate shall change when and as the Floating Rate changes.

            "Director" means a director if the Borrower is a corporation, a person having authority to govern if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.

            "ERISA" means the Employee Retirement Income Security Act of 1974.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.

            "Eligible Cash" means Cash over which the Lender has control, in which the Lender has a first, exclusive and perfected security interest and which are pledged to the Lender by the Borrower and/or the Guarantors.

            "Eligible Marketable Securities" means the Marketable Securities over which the Lender has control, in which the Lender has a first, exclusive and perfected security interest, and which are pledged to the Lender by Borrower and/or the Guarantors.

            "Eligible Real Property" means the Real Property in which the Lender has a first, exclusive and perfected Lien and assignment of leases and rents, subject only to the Permitted Liens; and with respect to which the conditions set forth in Subsections 4.1(p)-(y), inclusive, have been satisfied by the Borrower at its expense.

            "Event of Default" has the meaning specified in Section 7.1.

            "Family Trusts" means, collectively, the following trusts: David A. Schuff Family Trust U/T/A Dated June 28, 1983, as amended; and Scott A Schuff Family Trust U/T/A Dated March 12, 1992, as amended.

            "Floating Rate" means with an annual interest rate equal to the sum of the Base Rate plus the applicable two and fifty hundredths percent (2.50%), which interest rate shall change when and as the Base Rate changes.

            "Full Remedies Date" has the meaning specified in Section 7.1.

            "GAAP" means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in SCHEDULE 5.6.

            "Guarantors" means collectively the Family Trusts, David A. Schuff and Nancy A. Schuff, husband and wife, Scott A. Schuff and Teryl A. Schuff, husband and wife; and any other Person now or hereafter guarantying the Obligations.

            "IRC" means the Internal Revenue Code of 1986.

            "Initial Funding Date" means the date Term Advance A is made.

            "Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capital lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

            "Loan Documents" means this Agreement, the Note and the Security Documents.

            "Marketable Securities", when used in connection with any Person, that Person's investments in the following, excluding any debt or equity securities issued by any Affiliate of the Borrower:

                  (i) readily marketable United States of America government bills and notes and securities issued by a governmental agency of the United States of America whose obligations constitute full faith and credit obligations of the United States of America;

                  (ii) readily marketable direct obligations of any State of the
            United States of America or any subdivision of any such State having a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.);

                  (iii) readily marketable commercial paper issued by U.S.
            corporations doing business in and incorporated under the laws of the United States of America or any State thereof and rated "A-1" or "A-2" by Standard & Poor's Corporation or "P-1" or "P-2" by Moody's Investors Service commercial paper of corporations, in each case due within two hundred seventy (270) days after the date of the making of the investment; and

                  (iv) unrestricted and freely tradeable securities that are subject to no restrictions for resale and that are traded on the New York Stock Exchange, the American Stock Exchange or the NASDAQ national market system.

            "Maturity Date" means the earliest of (i) the third anniversary of the Initial Funding Date or (ii) April 30, 2007.

            "Maximum Line" means $7,000,000.

            "Minimum Eligible Cash/Marketable Securities Amount" means the lesser of (a) the unpaid principal balance of the Term Note or (b) (i) $750,000 at the time Term Advance A is made and thereafter until the first Term Advance (Tranche B) is made and (ii) $1,500,000 at the time the first Term Advance (Tranche B) is made and thereafter.

            "Multiemployer Plan" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

            "Note" means the Term Note.

            "Obligations" means the Note and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Loan Document or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into.

            "Officer" means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.

            "Owner" means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

            "Pass-Through Tax Liabilities" means the amount of state and federal income tax paid or to be paid by the Borrower's Owners on taxable income earned by the Borrower and attributable to the Owners as a result of the Borrower's "pass-through" tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any Owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the Owners from or through the Borrower.

            "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

            "Permitted Lien" has the meaning given in Section 6.3(a).

            "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.

            "Real Property" means the real property which is owned by the Borrower and is described in SCHEDULE 1.1B.

            "Real Property Security Document" means the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, which is delivered to the Lender pursuant to Section 4.1 to encumber the Real Property and assign the rents, issues and profits therefrom.

            "Related Borrowers" means the Persons listed in SCHEDULE 1.1B.

            "Related Credit Facility " means that "Credit Facility", as that term is defined in the Related Credit Facility Agreement.

            "Related Credit Facility Agreement" means that Credit and Security Agreement dated as of August 13, 2003, between the Related Borrowers, as the "Borrower", and the Lender, as the "Lender", as it may be from time to time amended, restated or replaced.

            "Related Credit Facility Default" means an "Event of Default", as that term is defined in the Related Credit Facility Agreement.

            "Related Credit Facility Obligations" means the "Obligations", as that term is defined in the Related Credit Facility Agreement.

            "Reportable Event" means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

            "Required Leases" means, collectively, the following real property leases: (a) the lease dated as of May 1, 1997, between the Borrower, as landlord, and Schuff Steel Company, as tenant, as amended; (b) the lease dated as of March 1, 1997 between the Borrower, as landlord, and B&K Steel Fabricators, Inc. (to whose interest Schuff Steel Company has succeeded), as tenant, as amended; and (c) the lease dated as of March 1, 1997 between the Borrower, as landlord, and Schuff Steel Company, as tenant, as amended.

            "Security Documents" means this Agreement, the Real Property Security Document and any other document delivered to the Lender from time to time to secure the Obligations.

            "Security Interest" has the meaning given in Section 3.1.

            "SII" means Schuff International, Inc., a Delaware corporation,

            "SII Stock" means common stock of SII, a Delaware corporation, which is not owned legally or beneficially by an Affiliate of Borrower or a parent, child or sibling of an Affiliate or by a spouse of any such Person.

            "SII Stock Transaction" means a transaction by which not later than October 31, 2004, the Borrower will (i) acquire 100% of the outstanding stock of SII and (ii) effect a merger of the Acquisition Subsidiary into SII.

            "Subsidiary" means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of Directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

            "Tax Distributions" means distributions declared and paid by the Borrower to its Owners, or which could have been declared and paid by the Borrower, in an amount not to exceed the Pass-Through Tax Liabilities.

            "Term Advance" means Term Advance A or a Term Advance (Tranche B); and "Term Advances" means collectively Term Advance A and the Term Advances (Tranche B).

            "Term Advance A" has the meaning specified in Section 2.1 (a).

            "Term Advances (Tranche B)" has the meaning specified in Section 2.2(b).

            "Term Note" means the Borrower's promissory note, payable to the order of the Lender in substantially the form of EXHIBIT A hereto and any note or notes issued in substitution therefor.

            "Termination Date" means the earliest of (i) the Maturity Date, (ii) the Termination Date (as that term is defined in the Related Credit Facility Agreement), (iii) the date the Borrower prepays the Term Note in full, or (iv) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.

            "Title Company" means First American Title Insurance Company, a California corporation.

            "UCC" means the Uniform Commercial Code as in effect in the state designated in Section 8.13 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

            "Wells Fargo Bank" means Wells Fargo Bank, National Association.

      Section 1.2 Other Definitional Terms; Rules of Interpretation. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or". Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

                                  ARTICLE II.

                     AMOUNT AND TERMS OF THE CREDIT FACILITY

      Section 2.1 Term Advances.

            (a) TERM ADVANCE A. The Lender agrees, subject to the terms and conditions of this Agreement, to make an Advance (the "Term Advance A") to the Borrower on the date that all of the conditions set forth in Sections 4.1 and
4.3 have been satisfied (the "Term Advance A") in an amount not exceeding $3,000,000. The Borrower's obligation to pay Term Advance A shall be evidenced by the Term Note and shall be secured by the Collateral.

            (b) TERM ADVANCE (TRANCHE B). The Lender agrees, subject to the terms and conditions of this Agreement, to make an advance or advances to the Borrower [collectively, the "Term Advances (Tranche B")] in an aggregate amount not exceeding the difference between (i) the Maximum Line and (ii) the original amount of Term Advance A. The Borrower's obligation to pay Term Advance (Tranche
B) shall be evidenced by the Term Note and shall be secured by the Collateral. The Borrower shall have no right to request or obtain a Term Advance (Tranche B) in an amount less than $100,000. The Lender will make each Term Advance (Tranche
B) within five (5) Business Days after all of the conditions set forth in Sections 4.1, 4.2, 4.3 and 4.4 have been satisfied with respect to it.

            (c) MANNER OF TERM ADVANCES. Upon fulfillment of the applicable conditions to such Advance, the Lender shall disburse the proceeds of Term Advance A through an escrow established for such purpose with the Title Company unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon fulfillment of the applicable conditions to such Advance, the Lender shall disburse the proceeds of each Term Advance (Tranche B) in a manner to which the Lender and the Borrower shall have agreed in writing.

            (d) PAYMENT OF TERM NOTE PRINCIPAL. The outstanding principal balance of the Term Note shall be due and payable as follows: (i) Borrower will make monthly principal payments of $45,000 each, beginning on June 1, 2004 and continuing on the first day of each month thereafter; and (ii) in addition to those principal payments, Borrower will make a principal payment of $1,000,000 on the date six (6) months after the Initial Funding Date and a principal payment of $600,000 on the date twelve (12) months after the Initial Funding Date.

            (e) FULL PAYMENT ON TERMINATION DATE. On the Termination Date the entire unpaid principal balance of the Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable.

      Section 2.2 Interest; Default Interest; Participations; Usury.

            (a) NOTE. Except as set forth in Subsections (b) and (d) and for the effect of the payments in the nature of interest required under the Loan Documents, the outstanding principal balance of the Note shall bear interest at the Floating Rate.

            (b) DEFAULT INTEREST RATE. After the occurrence of an Event of Default and upon notice to the Borrower from the Lender, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective as of the first day of the month during which the Default Period as a result of such Event of Default begins through the last day of such Default Period. The Lender's election to charge the Default Rate shall be in its sole discretion and shall not be a waiver of any of its other rights and remedies. The Lender's election to charge interest at the Default Rate for less than the entire period during which the Default Rate may be charged shall not be a waiver of its right to later charge the Default Rate for the entire such period.

            (c) PARTICIPATIONS. If any Person shall acquire a participation in the Advances, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.2, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.2, or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement.

            (d) USURY. Borrower agrees to pay an effective per annum interest rate with respect to the Loan equal to the rate stated in this Section 2.2 plus the rate resulting from all sums in the nature of interest required to be paid by Borrower under the Loan Documents. However, in no event shall the Borrower pay interest and other sums in the nature of interest in excess of the highest rate permitted by applicable law. If any payments of interest or other sums in the nature of interest are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments of interest and other sums in the nature of interest shall not exceed the applicable limits imposed by applicable law, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

      Section 2.3 Fees.

            (a) ORIGINATION FEE. The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $70,000, due and payable upon the Initial Funding Date, but not later than April 30, 2004.

            (b) PREPAYMENT FEES. If the Term Note is prepaid in whole or in part for any reason before the Maturity Date [excluding payments due pursuant to
Section 2.1(d)], and whether such prepayment is voluntary or involuntary (including prepayments due pursuant to Section 2.7 or 7.2), the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the amount prepaid as follows: (i) three percent (3%) if prepayment occurs on or before the first anniversary of the Initial Funding Date; (ii) two percent (2%) if prepayment occurs after the first anniversary of the Initial Funding Date but on or before the second anniversary of the Initial Funding Date; and (iii) one percent (1%) if prepayment occurs after the second anniversary of the Initial Funding Date.

            (c) WAIVER OF PREPAYMENT FEES. The Borrower will not be required to pay the prepayment fees otherwise due under subsection (b) if such termination or prepayment is made because of refinancing by Wells Fargo Bank.

            (d) OTHER FEES. The Lender may from time to time charge additional fees: (i) in lieu of imposing interest at the Default Rate during a Default Period; (ii) for wire transfer fees; and (iii) for other fees which are customarily charged by the Lender and are reasonable in amount. Fees charged pursuant to clause (i) above will not exceed the Default Rate which could be charged because of the Default or Event of Default permitting the fees. Neither the charging nor the payment of any fees shall be deemed to excuse or waive the Borrower's obligation to comply with the provisions of Section 2.7 or to waive any Default of the Borrower arising from the Borrower's failure to comply with the provisions of Section 2.7.

      Section 2.4 Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees.

            (a) TIME FOR INTEREST PAYMENTS. Interest shall be due and payable in arrears on the same day of each month that the monthly principal installments are due pursuant to Section 2.1(d).

            (b) PAYMENT ON NON-BANKING DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances.

            (c) COMPUTATION OF INTEREST AND FEES. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

      Section 2.5 Application of Payments. All payments to the Lender shall be made in immediately available funds and shall be applied to the Obligations upon receipt by the Lender. The Lender may hold all payments not constituting immediately available funds for two (2) additional days before applying them to the Obligations.

      Section 2.6 Voluntary Prepayment. Except as otherwise provided herein, the Borrower may prepay the Term Note in whole at any time or from time to time in part; provided, however, that principal prepayments on the Term Note must be in an amount of not less than $250,000 or an integral multiple thereof and principal prepayments. Subject to termination of the Credit Facility and payment and performance of all Obligations, the Lender shall, at the Borrower's expense, release or terminate the Security Interest and the Security Documents. Any partial prepayment by the Borrower on the Term Note will be applied to the Term
Note in the inverse order of maturity.

      Section 2.7 Mandatory Prepayment. Without notice or demand, if the Borrowing Base is less than the outstanding principal balance of the Term Note or the sum of the Borrowing Base Cash Component and the Borrowing Base Marketable Securities Component is less than the Minimum Eligible Cash/Marketable Securities Amount, the Borrower shall within three (3) Business Days after written demand by the Lender either (a) make a principal payment in the amount of such deficiency or (b) pledge, or cause the Guarantors to pledge, to the Lender additional Eligible Cash and Eligible Marketable Securities to the extent necessary to eliminate such deficiency.

      Section 2.8 Advances to Pay Obligations. Notwithstanding anything in
Section 2.1, the Lender may, in its discretion, without the Borrower's request, withhold from an Advance an amount equal to the portion of the Obligations from time to time due and payable.

      Section 2.9 Use of Proceeds. The Borrower shall use the proceeds of the Advances as follows: (a) the proceeds of Term Advance A shall be used solely to repay the Bank One Indebtedness, to pay the fee due pursuant to Section 2.3(a), to pay amounts due the Lender pursuant to Section 8.5, and to pay other costs of the Borrower incurred in connection with the transactions contemplated pursuant to this Agreement; and (b) the proceeds of each Term Advance (Tranche B) shall be used solely to purchase, or to make a contribution to the Acquisition Corporation for the sole purpose of its purchasing, SII Stock pursuant to the SII Stock Transaction, to pay amounts due the Lender pursuant to Section 8.5, and to pay or reimburse the Borrower for other out-of pocket expenses of the Borrower or the Acquisition Subsidiary incurred in connection with the SII Stock Transaction.

      Section 2.10 Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender's demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

      Section 2.11 Increased Costs; Capital Adequacy; Funding Exceptions. If a Related Lender (as defined below) determines at any time that its Return (as defined below) has been reduced as a result of any Rule Change, such Related Lender may so notify the Borrower and require the Borrower, beginning fifteen
(15) days after such notice, to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change. For purposes of this Section 2.11:

            (a) "Capital Adequacy Rule" means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender (as defined below), including rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

            (b) "Related Lender" includes (but is not limited to) the Lender, any parent of the Lender, any assignee of any interest of the Lender hereunder and any participant in the Credit Facility.

            (c) "Return," for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by the Related Lender under this Agreement during such period, by (ii) the average capital such Related Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Related Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect, costs of maintaining amounts received or receivable under this Agreement. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

            (d) "Rule Change" means any change in any Capital Adequacy Rule occurring after the date of this Agreement, or any change in the interpretation or administration thereof by any governmental or regulatory authority, but the term does not include any changes that at the date of this Agreement are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that a Related Lender is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of such Related Lender's financial condition.

The initial notice sent by the Related Lender shall be sent as promptly as practicable after such Related Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore such Related Lender's Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, such Related Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. The Related Lender's calculation in any such notice shall be conclusive and binding absent demonstrable error.

                                  ARTICLE III.

                      SECURITY INTEREST; OCCUPANCY; SETOFF

      Section 3.1 Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender a lien and security interest (collectively referred to as the "Security Interest") in the Collateral, as security for the payment and performance of the Obligations and the Related Credit Facility Obligations. Upon request by the Lender, the Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.

      Section 3.2 Financing Statement. The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as "all personal property" or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

                  Name and address of Debtor:

                  19th Avenue/Buchanan Limited Partnership
                  420 South 19th Avenue
                  Phoenix, Arizona 85009
                  Federal Employer Identification No. 86-0545864
                  Organizational Identification No. 2005869

                  Name and address of Secured Party:

                  Wells Fargo Credit, Inc.
                  Wells Fargo Plaza, MAC S4101-076
                  100 W. Washington Street, 7th Floor
                  Phoenix, AZ 85003
                  Federal Employer Identification No. 41-1712687

      Section 3.3 Set Off. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, set off any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or set off any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

      Section 3.4 Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any DEFICIENCY. The Lender's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

                                  ARTICLE IV.

                              CONDITIONS OF LENDING

      Section 4.1 Conditions Precedent to Term Advance A. The Lender's obligation to make Term Advance A shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

            (a) This Agreement, properly executed by the Borrower.

            (b) The Note, properly executed by the Borrower.

            (c) In each case properly executed by the Borrower and any other necessary party to such agreement: (i) a separate security agreement or agreements with respect to all or any part of the Collateral in which the Borrower has an interest; and (ii) a control agreement from each bank at which the Borrower maintains deposit accounts and from each securities intermediary holding Marketable Securities or other investment property in which the Borrower has an interest.

            (d) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

            (e) A certificate of the Borrower's Officer certifying that attached to such certificate are (i) the resolutions of the Borrower's Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower's Constituent Documents, and (iii) examples of the signatures of the

Borrower's Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower's behalf.

            (f) A current certificate issued by the Secretary of State of Arizona, certifying that the Borrower is in compliance with all applicable organizational requirements of the State of Arizona.

            (g) Evidence that the Borrower is duly licensed or qualified to transact business in Arizona and all other jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

            (h) An opinion of counsel to the Borrower with regard to such matters as the Lender may reasonably require, addressed to the Lender.

            (i) Certificates of the insurance required hereunder, with all hazard insurance containing a lender's loss payable endorsement in the Lender's favor and with all liability insurance naming the Lender as an additional insured.

            (j) Separate guaranties, properly executed by each of the Family Trusts, David A. Schuff, Nancy A. Schuff, Scott A. Schuff and Teryl A. Schuff, and (if it has been organized) the Acquisition Subsidiary pursuant to which they jointly, severally and unconditionally guarantee the full and prompt payment of all Obligations.

            (k) In each case properly executed by the Guarantors and any other necessary party to such agreement: (i) a separate security agreement or agreements with respect to all or any part of the Collateral in which the Guarantors have an interest and their interests in common stock of SII; and (ii) a control agreement from each bank at which the Guarantors maintain deposit accounts which are part of the Collateral in which the Guarantors have an interest and from each securities intermediary holding Marketable Securities or other investment property in which the Guarantors have an interest.

            (l) In each case properly executed by such limited partner and any other necessary party to such agreement, a separate security agreement from each limited partner of the Borrower with respect to its interest in the Borrower.

            (m) An opinion of counsel to each Guarantor and each limited partner of the Borrower with regard to such matters as the Lender may reasonably require, addressed to the Lender.

            (n) Payment of the fee due under Section 2.3 and the costs and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.5, including all legal expenses incurred through the date of this Agreement.

            (o) Evidence that after making the initial Term Advance, the Borrowing Base exceeds the Maximum Line by at least $200,000.

            (p) The Real Property Security Document, properly executed by the Borrower owning the Real Property, creating a first and prior lien upon good and marketable title to the Real Property and first and prior assignment of the rents, issues, profits and proceeds from the Real Property.

            (q) An Environmental Indemnity Agreement, properly executed by the Borrower.

            (r) A current appraisal of the Real Property by an appraiser acceptable to the Lender, reviewed and found to be satisfactory by the Lender and showing a value for the Real Property satisfactory to the Lender. The Lender may require an annual reappraisal of the Real Property at the Borrower's expense.

            (s) Except for the Real Property located at 420 So. 19th Avenue, Phoenix, Arizona, a current as-built survey of the Real Property by a licensed surveyor acceptable to the Lender describing the boundaries of the Real Property and showing the location of the improvements upon the Real Property and all means of ingress and egress, rights-of-way, easements (each of which shall be identified by docket and page or recording number where recorded) and all other customary and relevant information pursuant to ALTA standards and the Title Company's requirements. All surveys shall be certified to the Lender and the Title Company.

            (t) An ALTA extended coverage mortgagee's title insurance policy ALTA Loan Policy - 1992 or similar policy acceptable to the Lender, with such endorsements as the Lender may require, issued by the Title Company in an amount satisfactory to the Lender in its sole and absolute judgment and insuring that the lien of the Real Property Security Document to be a first and exclusive lien upon the Real Property, subject only to such exceptions as the Lender may expressly approve in writing.

            (u) A current preliminary environmental assessment (Phase I assessment) of the Real Property and adjacent property, plus any sampling and analysis (Phase II assessment) or special limited assessment that the Lender may require after review of the Phase I assessment, together with any other environmental investigations and reports that the Lender may require, all of which shall be by an environmental consulting firm acceptable to the Lender and none of which shall reveal any existing or potential environmental condition adversely affecting the use or value of the Real Property.

            (v) Evidence whether the Real Property, or any part thereof, lies within a "special flood hazard area" as designated on maps prepared by the Department of Housing and Urban Development.

            (w) The Required Leases and all other lease agreements and license agreements, if any, affecting the Real Property, together with such subordination and attornment agreements from the tenants, licensees and subtenants as the Lender may in its sole and absolute discretion require.

            (x) Any recorded documents pertaining to the Real Property.

            (y) Evidence that all taxes and assessments levied against or affecting the Real Property have been paid current, together with, if required by the Lender, a Type B tax service contract for the Real Property.

            (z) The sum of the Borrowing Base Cash Component and the Borrowing Base Marketable Securities Component is at least $750,000.

            (aa) A request for the Advance in form and substance identical to EXHIBIT B-1 hereto, properly completed and executed by the Borrower.

            (bb) Such other documents as the Lender in its discretion may require.

      Section 4.2 Conditions Precedent to each Term Advance (Tranche B). The Lender's obligation to make Term Advance (Tranche B) shall be subject to the conditions precedent that all of the conditions required to be satisfied prior to the making of Term Advance A have been satisfied, Term Advance A has been made, and the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

            (a) Evidence that all filings made or required to be made by the Borrower, the Acquisition Subsidiary and/or SII with the Securities and Exchange Commission ("SEC") and any state or agency thereof in connection with the SII Stock Transaction, including, without limitation and if applicable, filings required under Rule 13e-3 and Regulations 14D and 14E, have been duly made and are in proper form.

            (b) Evidence reasonably satisfactory to the Lender that no injunction, stop order or similar order has been issued with respect to the SII Stock Transaction which has not been vacated, including any tender offer commenced as part of the SII Stock Transaction or the merger contemplated as part of the SII Stock Transaction.

            (c) Evidence reasonably satisfactory to the Lender that the Advance is for a use permitted pursuant to Section 2.9, together with evidence of the number of shares of SII Stock for which the Advance is being used to pay the purchase price or to reimburse the Borrower for the purchase paid by it or paid by the Acquisition Subsidiary with a contribution made by the Borrower.

            (d) A current as-built survey of the Real Property located at 420 So. 19th Avenue, Phoenix, Arizona, by a licensed surveyor acceptable to the Lender describing the boundaries of such Real Property and showing the location of the improvements upon the Real Property and all means of ingress and egress, rights-of-way, easements (each of which shall be identified by docket and page or recording number where recorded) and all other customary and relevant information pursuant to ALTA standards and the Title Company's requirements. The survey shall be certified to the Lender and the Title Company.

                  (e) A "date down" endorsement to the title policy issued pursuant to Section 4.1(t) evidencing that there are no Liens on the Real Property other than those listed in the title policy and such other endorsements which the Lender may require to such title policy and could not be issued without the survey described in Section 4.1(e) or Lender is requiring based upon the results of such survey.

                  (f) The sum of the Borrowing Base Cash Component and the Borrowing Base Marketable Securities Component is at least $1,500,000.

                  (g) If not already delivered, documents executed by the Acquisition Subsidiary which are required pursuant to Section 4.1(j) and 4.1(k).

                  (h) An updated opinion of counsel to the Borrower with regard to such matters as the Lender may reasonably require, addressed to the Lender.

                  (i) A request for the Advance in form and substance identical to EXHIBIT B-2 hereto, properly completed and executed by the Borrower.

                  (j) Such other documents as the Lender in its discretion may require.

         Section 4.3 Conditions Precedent to All Advances. The Lender's obligation to make each Advance shall be subject to the further conditions precedent that:

                  (a) the representations and warranties contained in Article V are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

                  (b) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default.

         Section 4.4 Expiration of Commitment. It is a further condition to Term Advance A that all conditions precedent to Term Advance A have been satisfied on or before April 30, 2004. It is a further condition to each Term Advance (Tranche B) that all conditions precedent to such Advance have been satisfied on or before October 31, 2004

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender as follows:

         Section 5.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number. The Borrower is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Arizona and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower has done business solely under the name(s) set forth in SCHEDULE
5.1 and all of the Borrower's records relating to its business or the Collateral are kept at the location set forth in SCHEDULE 5.1. The Borrower's chief executive office and principal place of business is located at the address set forth in SCHEDULE 5.1. The Borrower's federal employer identification number is correctly set forth in Section 3.2.

         Section 5.2 Capitalization. SCHEDULE 5.2 constitutes a correct and complete list of all ownership interests of the Borrower and/or having rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis.

         Section 5.3 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary company action and do not and will not (i) require any consent or approval of the Borrower's Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to or on the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower's Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         Section 5.4 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         Section 5.5 Subsidiaries. Except as set forth in SCHEDULE 5.5 hereto, the Borrower has no Subsidiaries.

         Section 5.6 Financial Condition; No Adverse Change. The Borrower has furnished to the Lender the financial statements of the Seller set forth in
SCHEDULE 5.6 hereto, and those statements include the most recent financial statements of the Borrower and fairly present in all material respects the Seller's financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principles. Since the date of the most recent financial statements of the Seller, to the knowledge of the Borrower, there has been no material adverse change in the Seller's business, properties or condition (financial or otherwise). Since the date of the most recent financial statements of the Borrower, there has been no material adverse change in the Borrower's business, properties or condition (financial or otherwise).

         Section 5.7 Litigation. Except as set forth in SCHEDULE 5.7 hereto are no actions, suits or proceedings pending or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a material adverse effect on the financial condition, properties or operations of the Borrower or any of its Affiliates.

         Section 5.8 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         Section 5.9 Taxes. The Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on the returns of the Borrower or on any assessment received by the Borrower to the extent such taxes have become due.

         Section 5.10 Titles and Liens. The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

         Section 5.11 Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan's tax-qualified status. Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

         Section 5.12 Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the Borrower's financial condition, properties or operations.

         Section 5.13 Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower's request for the Credit Facility is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

         Section 5.14 Financing Statements. The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

         Section 5.15 Financial Solvency. Both before and after giving effect to the transactions contemplated in the Loan Documents, Borrower:

                  (a) was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

                  (b) does not have unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower is unreasonably small;

                  (c) by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, does not intend to, and does not believes that it will, incur debts beyond its ability to pay them as they mature;

                  (d) by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, does not intend to hinder, delay or defraud either its present or future creditors; and

                  (e) at this time does not contemplate a filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, or, to the knowledge of the Borrower, is not the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

                                   ARTICLE VI.

                                    COVENANTS

         So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

         Section 6.1 Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail reasonably acceptable to the Lender:

                  (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower's financial statements reviewed or compiled by independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower's balance sheet as at the end of such fiscal year and the related statements of the Borrower's income, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP[, together with a certificate of the Borrower's chief financial Officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower's financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

                  (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 20 days after the end of each fiscal quarter, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such quarter and for the year to date period then ended, prepared in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments, and fairly representing the Borrower's financial position and the results of its operations; and accompanied by a certificate of the Borrower's chief financial Officer, substantially in the form of EXHIBIT C hereto, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto.

                  (c) LITIGATION. Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.7 or (ii) which seek a monetary recovery against the Borrower in excess of $100,000.

                  (d) DEFAULTS. As promptly as practicable (but in any event not later than five Business Days) after an Officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, the Borrower will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

                  (e) COLLATERAL. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any material damage to any material portion of Collateral or of any substantial adverse change in any Collateral.

                  (f) TAX RETURNS. For each of the Guarantors which is an individual, as soon as possible after the end of each year, and in any event by not later five Business Days after such tax returns for such year are due, copies of state and federal tax returns and all schedules thereto and an updated personal financial statement.

                  (g) SEC FILINGS. The Borrower will deliver to the Lender copies of all items which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

                  (h) VIOLATIONS OF LAW. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower's violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the Borrower's business or its financial condition.

                  (i) OTHER REPORTS. From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all reports, records or information as the Lender may reasonably request.

         Section 6.2 Permitted Liens; Financing Statements.

                  (a) The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, "Permitted Liens"):

                  (i) In the case of any of the Real Property, covenants, restrictions, rights, easements and minor irregularities in title which do not (A) materially interfere with the use of the Real Property or (B) diminish the value of the Real Property;

                  (ii)  Liens in existence on the date hereof and listed in
                        SCHEDULE 6.2 hereto;

                  (iii) the Security Interest and Liens created by the Security
                        Documents; and

                  (iv) if a Related Borrower becomes a Subsidiary of the Borrower, Liens of such Person expressly permitted by the terms of the Related Credit Facility Agreement.

                  (b) The Borrower will not, and will not permit any Subsidiary to, amend any financing statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

         Section 6.3 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Person's behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

                  (a) indebtedness arising hereunder;

                  (b) indebtedness of the Borrower in existence on the date hereof and listed in SCHEDULE 6.3 hereto;

                  (c) indebtedness relating to Permitted Liens; and

                  (d) if a Related Borrower becomes a Subsidiary of the Borrower, indebtedness such Person expressly permitted by the terms of the Related Credit Facility Agreement.

         Section 6.4 Guaranties. The Borrower will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

                  (a) the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business;

                  (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in SCHEDULE 6.4 hereto;

                  (c) the Security Interest and Lien created by the Security Documents as security for the Related Credit Facility Obligations;

                  (d) the guaranty by the Acquisition Subsidiary of the Obligations; and

                  (e) if a Related Borrower becomes a Subsidiary of the Borrower, as expressly permitted to such Person by the terms of the Related Credit Facility Agreement.

         Section 6.5 Investments and Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except for the following: (a) Eligible Cash; (b) Eligible Marketable Securities; (c) to the extent contributed to the Borrower by an Affiliate of the Borrower in exchange for an ownership interest in the Borrower or acquired as part of the SII Stock Transaction, SII Stock; and (e) if a Related

Borrower becomes a Subsidiary of the Borrower, as permitted to such Person by the terms of the Related Credit Facility Agreement.

         Section 6.6 Dividends and Distributions. Except as provided in the following sentence, the Borrower will not declare or pay any dividends on any class of its ownership interests or make any payment on account of the purchase, redemption or other retirement of such ownership interests or make any distribution in respect thereof, either directly or indirectly. So long as the Borrower is a "pass-through" tax entity for United States federal income tax purposes, and after first providing such supporting documentation as the Lender may request (including the personal state and federal tax returns (and all schedules thereto) of each owner of the Borrower), the Borrower may pay Tax Distributions.

         Section 6.7 Salaries. The Borrower will not, and will not permit any Subsidiary to, pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than 15% in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.

         Section 6.8 Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower's business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender's request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send to and discuss with obligors of the Borrower requests for verification of amounts owed to the Borrower, and to discuss the Borrower's affairs with any of its Directors, Officers, employees or agents. The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at the Borrower's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower unless such information is subject to attorney/client privilege. The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

         Section 6.9 Compliance with Laws.

                  (a) The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without material violation of any federal, state or local law, statute or ordinance.

                  (b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply in all material respects with all applicable Environmental Laws (as defined in the Real Property Security Document) and obtain and comply in all material respects with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances (as defined in the Real Property Security Document) in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

         Section 6.10 Payment of Taxes and Other Claims. The Borrower will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

         Section 6.11 Maintenance of Properties. The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein.

         Section 6.12 Insurance. The Borrower will obtain and maintain, insurance with insurers believed by them to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which they operate. Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance including coverage for force majeure; and the Borrower will at all times keep all tangible Collateral given by it insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender's loss payable endorsement for the Lender's benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

         Section 6.13 Preservation of Existence. The Borrower will, and will cause each Subsidiary to, preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

         Section 6.14 Restrictions on Nature of Business. The Borrower will not engage in any line of business other than the ownership, leasing and management of the Real Property and the ownership of and investment in Cash, Eligible Marketable Securities and the Stock of Acquisition Subsidiary and will not purchase, lease or otherwise acquire assets not related to its business. The Borrower will not permit the Acquisition Subsidiary to engage in any business other than the acquisition and ownership of SII Stock in connection with the SII Stock

Transaction and, if a Related Borrower becomes a Subsidiary, as expressly permitted to such Person by the terms of the Related Credit Facility Agreement.

         Section 6.15 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

         Section 6.16 Plans. Unless disclosed to the Lender pursuant to Section 5.12, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

         Section 6.17 Constituent Documents. The Borrower will not amend its Constituent Documents. The Borrower will not permit the Acquisition Subsidiary to amend its constituent documents except as is necessary to consummate the merger which is a part of the SII Stock Transaction. The Borrower will not change its status as a "pass-through" tax entity for United States federal income tax purposes.

         Section 6.18 Performance by the Lender. If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this
Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 6.11 and 6.13 immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender's option, in the Lender's name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender's performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender's delegate, acting alone, as the Borrower's attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.18.

         Section 6.19 Required Merger. The Borrower will cause the Acquisition Subsidiary to merge into SII simultaneously with the acquisition by the Acquisition Subsidiary of 100% of the stock of SII.

         Section 6.20 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, engage in any transaction with any Affiliate of the Borrower, except as follows: (a) for reasonable allocations of overhead to such Affiliate; (b) in the ordinary course of business, pursuant to the reasonable requirements of the Borrower's business, upon fair and reasonable terms no less favorable to the Borrower than the Borrower would obtain in a comparable arms' length transaction, and with the obligations owing to the Affiliate fully subordinated to the Obligations pursuant to a subordination agreement acceptable to the Lender in its sole and absolute discretion; and (c) for the SII Stock Transaction.

                                  ARTICLE VII.

                     EVENTS OF DEFAULT, RIGHTS AND REMEDIES

         Section 7.1 Events of Default. "Event of Default", wherever used herein, means any one of the following events:

                  (a) Default in the payment of any Obligations when they become due and payable;

                  (b) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement, except the covenants and agreements described in Section 6.19 and the covenants and agreements described in Section 7.1(d), and the continuation of such default for three (3) Business Days;

                  (c) A Change of Control shall occur;

                  (d) A Default in the performance, or breach of any covenant or agreement of the Borrower in Section 6.1, 6.9, 6.10, 6.11, 6.12, 6.13, 6.15 or
6.16 which is not cured within ten (10) days after the Lender gives the Borrower notice of such default, provided that no notice or cure period shall be applicable with respect to the second and subsequent defaults in respect of the same provisions of this Agreement during the same fiscal year of the Borrower;

                  (e) The Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor, as the case may be; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor;

                  (f) A petition shall be filed by or (unless dismissed or stayed within 120 days after filing) against the Borrower or any Guarantor under the United States Bankruptcy Code naming the Borrower or such Guarantor as debtor; provided, however, that in the case of a filing of a petition against a Person, if the Person has commenced controverting such petition within thirty
(30) days after the filing of the petition and is diligently continuing to controvert the petition, the Lender's remedy shall be limited to ceasing to make Term Advances until the earlier (the "Full Remedies Date") of the date ninety
(90) days after the filing of the petition or the date an order for relief is entered against the Person;

                  (g) Any representation or warranty made by the Borrower in this Agreement, by any Guarantor in any guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

                  (h) The rendering against the Borrower of an arbitration award, final judgment, decree or order for the payment of money, which when aggregated with all other such awards, judgments, decrees and orders against the Borrower and its Subsidiaries, exceeds the sum of $100,000.00 plus any reserves made for such awards, judgments, decrees and orders, and the continuance of such award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

                  (i) A material default under any bond, debenture, note or other evidence of material indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of material indebtedness has been issued or by which it is governed, or under any Required Lease or any other material lease or material contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, instrument, lease or contract, provided that only in the case of a default which does not involve the failure to pay a monetary obligation or a default which can be cured by the payment of money alone, the default must also permit acceleration of the obligations under such agreement or the termination of such agreement;

                  (j) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA

Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which by itself or in combination with any such failures likely to occur in the future is likely to result in the imposition of a Lien on the Borrower's assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA.

                  (k) An Event of Default (as defined in such Security Document) shall occur under any Security Document or any other event shall occur under a Security Document which entitles the Lender to accelerate the repayment of any of the Notes;

                  (l) The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without the Lender's prior written consent;

                  (m) Default in the payment of any amount owed by the Borrower to the Lender other than any indebtedness;

                  (n) (i) the Borrower shall have failed to perform its obligations under Section 6.19; or (ii) on November 1, 2004, any one of the following events has not yet happened: (A) the merger of the Acquisition Subsidiary into SII as the result of which the Borrower becomes the owner of 100% of the stock of SII; (B) an Event of Default also being a Related Credit Facility Default; and (C) the "Collateral" (as that term is defined in the Related Credit Facility Agreement) also being security for the Obligations;

                  (o) (i) Any Guarantor or person signing a support agreement in favor of the Lender shall repudiate, purport to revoke or fail to perform his obligations under his guaranty or support agreement in favor of the Lender, or
(ii) any individual Guarantor shall die and a claim on the decedent's guaranty is barred;

                  (p) Any default in the payment of rent or other breach or default on the part of the lessee shall occur under the Required Real Property Lease and any grace or cure period applicable thereto shall have lapsed; any material breach or default on the part of the landlord shall occur under the Required Real Property Lease and any grace or cure period applicable thereto shall have lapsed; or the Required Real Property Lease shall have expired or been terminated or surrendered;

                  (q) Any event or circumstance with respect to the Borrower shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under the Loan Documents is impaired; or any material adverse change in the business or financial condition of the Borrower shall occur; or

                  (r) An "Event of Default" as that term is defined in the Related Credit Facility Agreement, has occurred; or any breach, default or event of default by or attributable to any Guarantor, any Related Borrower or the Borrower under any agreement between such Person and the Lender shall occur, which breach, default or event of default is not otherwise enumerated in this Section 6.1 as an Event of Default and for which any applicable grace period has lapsed without cure thereof.

         Section 7.2 Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

                  (a) the Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

                  (b) the Lender may, by notice to the Borrower (the "Actual Acceleration Notice"), declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without demand, presentment, protest, or other notice of any kind (including, without limitation, notice of dishonor, notice of default, and notice of intent to accelerate the maturity of the Obligation), all of which the Borrower waives except for the Actual Acceleration Notice;

                  (c) the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

                  (d) the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

                  (e) the Lender may exercise and enforce its rights and remedies under the Loan Documents;

                  (f) give any instructions which it is entitled to give pursuant to the Control Agreements (which the Lender agrees not to give before an Event of Default, notwithstanding anything to the contrary in the Control Agreements); and

                  (g) the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing or anything to the contrary in any of the other Loan Documents, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind; provided, however, that in the case of an involuntary petition resulting in an Event of Default under subsection (f) of Section 7.1, the Obligations shall be immediately due and payable automatically on the Full Remedies Date without demand, presentment, protest, or notice of any kind (including, without limitation, notice of dishonor, notice of default, notice of intent to accelerate the maturity of the Obligation and actual notice of acceleration), all of which the Borrower waives without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

         Section 7.3 Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

                                 ARTICLE VIII.

                                  MISCELLANEOUS

         Section 8.1 No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

         Section 8.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         Section 8.3 Addresses for Notices; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail,
(c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below next to its signature or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on
(a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All requests under Section 9-210 of the UCC (i) shall be made in a writing signed by a person authorized under Section 2.2(a), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210. The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrower shall pay Lender the maximum amount allowed by law for responding to such requests.

         Section 8.4 Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender's rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

         Section 8.5 Costs and Expenses. The Borrower shall pay on demand all costs and expenses, including reasonable attorneys' fees (exclusive of photocopying and long distance charges, search costs and other out-of-pocket expenses) incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

         Section 8.6 Indemnity. In addition to the payment of expenses pursuant to Section 8.5, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the "Indemnitees") from and against any of the following (collectively, "Indemnified Liabilities"):

                  (i) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

                  (ii) any claims, loss or damage to which any Indemnitee may be subjected as a result of any violation of the covenant contained in
         Section 6.9(b); and

                  (iii) except to the extent arising from judgments in favor of the Borrower against the Lender on account of the Lender's breach of its obligations under this Agreement, any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances, except to the extent caused by such Indemnitee's gross negligence or willful misconduct.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee's request, the Borrower, or counsel designated by the Borrower and reasonably satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower's sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower's obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower's other obligations hereunder.

         Section 8.7 Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender's participants, successors or assigns.

         Section 8.8 Execution in Counterparts; Telefacsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

         Section 8.9 Retention of Borrower's Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than four months after receipt by the Lender.

         Section 8.10 Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the

Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender's prior written consent. To the extent permitted by law, the Borrower waives and will not assert against any assignee of the Lender any claims, defenses or set-offs which the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. THIS AGREEMENT, TOGETHER WITH THE LOAN DOCUMENTS, COMPRISES THE COMPLETE AND INTEGRATED AGREEMENT OF THE PARTIES ON THE SUBJECT MATTER THEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS, WRITTEN OR ORAL, ON THE SUBJECT MATTER THEREOF; AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Without limiting the Lender's right to share information regarding the Borrower and its Affiliates with the Lender's participants, accountants, lawyers and other advisors, the Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information. To the extent of any inconsistency between the Loan Documents, such inconsistencies shall be resolved in favor of granting to the Lender the greatest rights and remedies and imposing upon the Borrower the greatest obligations.

         Section 8.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

         Section 8.12 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         Section 8.13 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Arizona. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Arizona in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the State or Federal courts located in Maricopa County, Arizona; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

      Section 8.14 Waiver of Suretyship Defenses.

            (a) Neither demand on, nor the pursuit of any remedies against, any Related Borrower shall be required as a condition precedent to, and neither the pendency nor the prior termination of any action, suit or proceeding against any Related Borrower (whether for the same or a different remedy) shall bear on or prejudice the making of a demand on the Borrower by the Lender and commencement against the Borrower after such demand, of any action, suit or proceeding, at law or in equity, for the enforcement of the Lender's remedies in respect of the Collateral on account of a Related Credit Facility Default.

            (b) Neither (i) the exercise or the failure to exercise by the Lender of any rights or remedies conferred on it under the Related Credit Facility Documents, hereunder or existing at law or otherwise, or against any security for performance of the Related Credit Facility Obligations, (ii) the commencement of an action at law or the recovery of a judgment at law against any Related Borrower or any surety and the enforcement thereof through levy or execution or otherwise, (iii) the taking or institution or any other action or proceeding against any Related Borrower or any surety nor (iv) any delay in taking, pursuing or exercising any of the foregoing actions, rights, powers or remedies by the Lender or anyone acting for the Lender, shall extinguish or affect the Lender's remedies in respect of the Collateral on account of a Related Credit Facility Default.

            (c) The Borrower, as a surety for the Related Credit Facility Obligations, hereby expressly waives: (i) all diligence in collection or protection of or realization on the Related Credit Facility Obligations or any part thereof or any security for or guarantee of any of the foregoing; (ii) any defense based upon a marshaling of assets; (iii) any defense arising because of the Lender's election under Section 1111(b)(2) of the United States Bankruptcy Code ("Bankruptcy Code") in any proceeding instituted under the Bankruptcy Code;
(iv) any defense based on post-petition borrowing or the grant of a security interest by any Related Borrower under Section 364 of the Bankruptcy Code; (v) any duty on the part of the Lender to disclose to the Borrower any facts Lender may now or hereafter know about any Related Borrower, regardless of whether the Lender has reason to believe that any such facts materially increase the risk beyond that which the Borrower intends to assume or has reason to believe that such facts are known the Borrower or has a reasonable opportunity to communicate such facts to the Borrower, because the Borrower represents and warrants that it is fully responsible for being and keeping informed of the financial condition of the Related Borrowers and of all circumstances bearing on the risk of non-payment of any Related Credit Facility Obligations; (vi) any and all suretyship defenses and defenses in the nature thereof under Arizona and/or any other applicable law, including, without limitation, the benefits of the provisions of Sections 12-1641 through 12-1646, of the Arizona Revised Statutes, Sections 17 and 21, A.R.C.P., and all other laws of similar import; and (vii) all rights and defenses arising out of an election of remedies by the Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Borrower's rights of subrogation and reimbursement against the principal by the operation of law or otherwise.

            (d) The Borrower agrees that it will not assert against the Lender any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, usury, illegality or unenforceability which may be available to the Related Borrowers with respect to the Related Credit Facility Documents (or the Related Credit Facility), or any set off available to the Related Borrowers against the Lender, whether or not on account of a related transaction.

            (e) The benefits, remedies and rights provided or intended to be provided hereby for the Lender are in addition to and without prejudice to any rights, benefits, remedies or security to which the Lender might otherwise be entitled.

            (f) Anything else contained herein to the contrary notwithstanding, the Lender, from time to time, without notice to the Borrower, may take all or any of the following actions without in any manner affecting or impairing the obligations of the Borrower in respect of the Related Credit Facility
Obligations: (i) obtain a lien on or a security interest in any property to secure any of the Related Credit Facility Obligations, either consensually or by operation of law; (ii) retain or obtain the primary or secondary liability of any Person(s), in addition to the Persons comprising the Borrower, with respect to any of the Obligations; (iii) renew, extend or otherwise change the time for payment or performance of any of the Related Credit Facility Obligations for any period; (iv) release or compromise any liability of any nature of any other Person with respect to the Related Credit Facility Obligations; (v) exchange, enforce, waive, release and apply any security for the performance of the Related Credit Facility Obligations and direct the order or manner of the proceeds of such security for any of the Related Credit Facility Obligations, whether or not the Lender shall proceed against any other Person primarily or secondarily liable on any of the Related Credit Facility Obligations; (vi) agree to any amendment (including, without limitation, any amendment which changes the amount of interest to be paid under the Related Credit Facility Documents or extends the period of time during which the Related Borrowers may obtain advances or letters of credit) to the Related Credit Facility Documents or any waiver of any provisions of the Related Credit Facility Documents and/or exercise the Lender's rights to consent to any action or non-action of the Lender which may violate the covenants and agreements contained in the Related Credit Facility Documents with or without consideration, on such terms and conditions as may be acceptable to the Lender in the Lender's discretion; or
(vii) exercise any of the Lender's rights conferred by the Related Credit Facility Documents or by law.

            (g) If at any time all or any part of any payment theretofore applied by the Lender to any of the Related Credit Facility Obligations is or must be rescinded or returned by the Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any Related Borrower), such Related Credit Facility Obligations, for purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, shall be deemed to have never been performed.

            (h) To the extent not prohibited by law, until the Related Credit Facility Obligations have been paid and performed in full and the Lender has no further obligation to extend credit to any Related Borrower under the Related Credit Facility Documents, the

Borrower shall have no right of subrogation with respect to the Related Credit Facility Obligations or any rights of indemnification, reimbursement or contribution from any Related Borrower or from any surety with respect to the Related Credit Facility Obligations regardless of any payment made by the Borrower with respect to the Related Credit Facility Obligations; and the Borrower hereby unconditionally waives any such right of subrogation, indemnification, reimbursement or contribution for such period. The Borrower agrees that it will not have or assert any such rights against one another or their respective successors and assigns or any other party (including any surety), either directly or as an attempted set off to any action commenced against any Related Borrower or other Person.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

19th Avenue/Buchanan Limited Partnership   19TH AVENUE/BUCHANAN LIMITED
1841 West Buchanan Street                  PARTNERSHIP, an Arizona limited
Phoenix, Arizona 85007                     partnership
Telecopier:  (602) 252-7787
Attention: David A. Schuff
e-mail:                                    By: /s/ David A. Schuff
        ---------------------                  --------------------------------
                                                 David A. Schuff, a General
                                                 Partner

Wells Fargo Credit, Inc                    WELLS FARGO CREDIT, INC.
Wells Fargo Plaza, MAC S4101-076
100 West Washington Street, 7th Floor
Phoenix, Arizona 85003                     By /s/ Joseph A. Lisack
                                              ---------------------------------
Telecopier:  (602) 378-6215                      Joseph A. Lisack
Attention: Joseph A. Lisack                      Its Assistant Vice President
e-mail: lisackja@wellsfargo.com